Exhibit 99.1

FOR IMMEDIATE RELEASE

TECNOGLASS ORDINARY SHARES TO COMMENCE TRADING ON THE COLOMBIA STOCK EXCHANGE

BARRANQUILLA, Colombia – December 22, 2015 - Tecnoglass, Inc. (NASDAQ: TGLS) ("Tecnoglass" or the "Company"), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global residential and commercial construction industries, announced that effective January 6, 2016 the Company’s ordinary shares will be listed on the Colombia Stock Exchange, the Bolsa de Valores de Colombia. The ticker symbol has yet to be assigned. The Colombia listing will be secondary to Tecnoglass’ primary listing on The NASDAQ Stock Market.

José M. Daes, Chief Executive Officer of Tecnoglass, commented, "Our listing on the Colombia Stock Exchange will allow us the opportunity to elevate Tecnoglass’ profile in our home country, expand our investor base, and enhance trading liquidity.  We are very proud of our Colombia roots, and look forward to providing local investors with the ability to participate in the growth of our Company.”

About Tecnoglass

Tecnoglass is the #1 architectural glass transformation company in Latin America, providing hi-spec glass, windows and aluminum products for the global residential and commercial construction industries. Headquartered in Barranquilla, Colombia, Tecnoglass operates out of a 2.3 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass sells to more than 800 customers in North, Central and South America, with the United States accounting for approximately 51% of Company revenues in 2014. Tecnoglass’s tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com. Our new corporate video is available at

https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Tecnoglass, Inc.	The Equity Group Inc.
José M. Daes	Devin Sullivan
Chief Executive Officer	Senior Vice President
josemanueldaes@energiasolarsa.com	212-836-9608
dsullivan@equityny.com
Christian Daes
Chief Operating Officer	Kalle Ahl, CFA
chris@tecnoglass.com	Senior Associate
212-836-9614
Sergio Barake	kahl@equityny.com
Deputy CFO
(305) 503-9062
sbarake@tecnoglass.com